                            ASSET PURCHASE AGREEMENT


                 ASSET PURCHASE AGREEMENT ("Agreement") dated May 20, 1996, is by and among MORRIS ROSENBLOOM & CO., INC., a Delaware corporation ("Buyer"), SPORT SUPPLY GROUP, INC., a Delaware corporation ("SSG") and SPORT SUPPLY GROUP INTERNATIONAL HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of SSG ("SSGI"; SSG and SSGI are collectively referred to herein as the "Company").


                                    RECITAL

                 Buyer desires to purchase from Company and Company desires to sell to Buyer certain property and assets (the "Acquired Assets") of Company's Gold Eagle Professional Golf Products Division (the "Division").

                 THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.


1.       PURCHASE AND SALE OF ASSETS

         1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined) Company shall sell, transfer, convey, assign, and deliver to Buyer (or to an entity designated by Buyer pursuant to Section 13.4.(a), below), and Buyer shall purchase and accept the Acquired Assets, together with all rights and privileges associated with such assets. The Acquired Assets shall include the following:

                    1.1.(a)   Leased Real Property.  The lease of real property
         (the "Real Property Lease") described on Schedule 1.1.(a) with respect to the real property described therein (the "Leased Real Property").

                    1.1.(b)   Personal Property.  The machinery, equipment,
         vehicles, tools, supplies, spare parts, furniture and the other personal property (other than personal property leased pursuant to Personal Property Leases as hereinafter defined) described in Schedule 1.1.(b).

                    1.1.(c)   Inventory.  All inventories of raw materials,
         work-in-process and finished goods (including all such in transit), and service and repair parts, supplies and components held for resale by the Division, together with related packaging materials, all as described in Schedule 1.1.(c) (collectively, the "Inventory").

                    1.1.(d)   Personal Property Leases.  All leases of
         machinery, equipment, vehicles, furniture and other personal property leased by the Division (the "Personal Property Leases") and described in Schedule 1.1.(d).

                    1.1.(e)   Trade Rights.  All the Division's interest in any
         Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all registrations of or pertaining to any of the foregoing, all applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof. All Trade Rights of the type described in clauses (i), (ii), (iii) and (iv) of this Section are set forth in Schedule 1.1.(e).

                    1.1.(f)   Contracts.  All Company's rights and obligations
         in, to and under all contracts (whether written or oral), purchase orders, letters of credit and sales orders (hereinafter "Contracts") of the Division listed on Schedule 1.1.(f). To the extent that any material Contract for which assignment to Buyer is provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. Company and Buyer agree to use their best efforts (without any requirement on the part of Buyer or Company to pay any money or agree to any change in the material terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, Company agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract. If and to the extent that such arrangement cannot be made, Buyer, upon notice to Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be an Acquired Asset hereunder.

                    1.1.(g)   Computer Software.  All computer source codes,
         programs and other software used in the business of the Division and not otherwise used by Company, including all machine readable code, printed listings of code, documentation and related property and information of Company.

                    1.1.(h)   Literature.  All sales literature, promotional
         literature, catalogs and similar materials of the Division unless such materials are Excluded Intellectual Property (as defined in Section 1.2.(e) below).

                    1.1.(i)   Records and Files.  All records and files
         material to the business of the Division that are reasonably required to operate the Division in the manner in which it heretofore has been operated, including, without limitation, customer and vendor lists, phone lists, mailing lists, blueprints, specifications, designs, drawings, and operating and marketing plans, and all other documents, tapes, discs, programs or other embodiments of information of Company used in the business of the Division.

                    1.1.(j)   Licenses; Permits.  All licenses, permits,
         approvals, certifications and listings of the Division, to the extent assignable.

                    1.1.(k)   Trade Name.  The name "Gold Eagle," and all
         rights to use or allow others to use such name; provided, however, that Buyer shall not acquire hereby any right to the Excluded Intellectual Property (as defined in Section 1.2.(e) below).

                    1.1.(l)   General Intangibles.  All prepaid items, if any,
         all causes of action arising out of occurrences after the Closing, and other intangible rights and assets that relate solely to the Division.

         1.2. Excluded Assets. Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept any assets other than the Acquired Assets, including the following assets of the Division (collectively the "Excluded Assets"):

                    1.2.(a)   Cash and Cash Equivalents.  All cash and cash
         equivalents, including any petty cash balances at the Division's various places of business.

                    1.2.(b)   Accounts Receivable.  All notes, drafts and
         accounts receivable of the Division and rights to refunds, if any, from suppliers.

                    1.2.(c)   Consideration.  The consideration delivered by
         Buyer to Company pursuant to this Agreement.

                    1.2.(d)   Tax Credits and Records.  Federal, state, local
         or other income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

                    1.2.(e)   Excluded Intellectual Property.  The names "Sport
         Supply Group, Inc.", "International Golf", "Second Chance" and all derivative and variations thereof and all tradenames, trademarks and registrations relating to such names (collectively, the

         "Excluded Intellectual Property"). All stationery, forms, packaging and other written materials that contain or otherwise use the Excluded Intellectual Property shall be included in the Excluded Assets; provided, however, notwithstanding anything herein to the contrary, Buyer shall be permitted to use, hold and sell in the ordinary course of business, any acquired Inventory which has been packaged in a manner containing Excluded Intellectual Property.


2.       ASSUMPTION OF LIABILITIES

         2.1. Liabilities to be Assumed. As used in this Agreement, the term "Liability" or "Liabilities" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities (collectively the "Assumed Liabilities"):

                    (i) those leases of real and personal property specifically set forth in Schedule 2.1 and all obligations arising on or after the Closing Date relating thereto;

                    (ii) those executory contracts specifically set forth in Schedule 2.1;

                    (iii) those trade accounts payable and other accrued expenses specifically set forth in Schedule 2.1;

                    (iv) all Liabilities arising out of or in any way relating to or resulting from any golf accessory product distributed or sold by the Division on, prior to or after the Closing Date (including any Liability for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise); provided, however, such assumed Liabilities shall not include any Liability with respect to pending or threatened claims known by the Company on the Closing Date; and

                    (v) with respect to the Acquired Assets owned or leased by SSGI and located in Canada, Buyer shall be liable for and shall pay all applicable federal and provincial sales taxes, land transfer taxes, goods and services taxes, excise taxes and all other taxes (other than income taxes of SSGI), duties and other like charges properly payable upon and in connection with the conveyance and transfer of such Acquired Assets to Buyer.

         2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of the Company and all such Liabilities shall be and remain the responsibility of Company. Such unassumed Liabilities include, but are not limited to, the following:

                    2.2.(a)   Taxes Arising from Transaction.  Except as set
         forth in Sections 2.1.(v) and 6.8, any taxes applicable to, imposed upon or arising out of the sale or transfer of the Acquired Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

                    2.2.(b)   Income and Other Taxes.  Except as set forth in
         Sections 2.1.(v) and 6.8, any Liability of Company for Federal income taxes and any state or local income, profit, franchise, payroll, employment or other taxes (and any penalties or interest due on account thereof).

                    2.2.(c)   Product Liability.  Any Liability of Company
         arising out of or in any way relating to or resulting from any product other than a golf accessory product distributed or sold by the Division prior to the Closing Date (including any Liability for claims made for injury to person, damage to property or other damage, whether made in product liability, tort, breach of warranty or otherwise); provided, however, Company shall retain all Liabilities arising from golf accessory products as such Liabilities relate to pending or threatened claims known by Company on the Closing Date.

                    2.2.(d)   Litigation Matters.  Any Liability of Company
         with respect to any pending or threatened action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation").

                    2.2.(e)   Infringements.  Any Liability to a third party
         for infringement or alleged infringement of such third party's Trade Rights by Company.

                    2.2.(f)   Transaction Expenses.  All Liabilities incurred
         by Company in connection with this Agreement and the transactions contemplated herein.

                    2.2.(g)   Liability For Breach.  Liabilities of Company for
         any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing, any other contract, whether or not assumed hereunder.

                    2.2.(h)   Liabilities to Affiliates.  Liabilities of
         Company to present or former Affiliates or of the Division to Company. For purposes of this Agreement, the term "Affiliate" as it relates to Company shall mean and include all shareholders, directors and officers of Company; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

                    2.2.(i)   Violation of Laws or Orders.  Liabilities of
         Company for any violation or alleged violation by Company of, or failure to comply with, any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").


3.       PURCHASE PRICE - PAYMENT

         3.1.   Purchase Price.  Subject to any adjustment as provided in
Section 3.2.(i), the purchase price (the "Purchase Price") for the Acquired Assets shall be (a) the sum of (i) U.S. $2,070,000 plus (ii) the Inventory listed on the inventory reports of the Division as of the close of business on the business day immediately preceding the Closing Date, valued in accordance with the terms of Schedule 3.1 hereto (the "Agreed Value"), plus (iii) the value of the Inventory in transit based upon the Agreed Value, (iv) plus the amount of outstanding letters of credit issued to secure performance of open orders of the Division as of the Closing Date, if and to the extent that the benefit of such letter of credit inures to Buyer, (v) less the amount of trade accounts payable or other accrued expenses assumed by Buyer at Closing (collectively, the "Cash Purchase Price"); and (b) the assumption of the Assumed Liabilities.

         3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

                    3.2.(a)   Assumption of Liabilities.  At the Closing, Buyer
         shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

                    3.2.(b)   Cash to Escrow Agent.  At the Closing, Buyer
         shall deliver to Harris Trust and Savings Bank, Chicago, Illinois, as escrow agent (the "Escrow Agent") under the Escrow Agreement (as defined in Section 8.7), an amount equal to 10% of the Agreed Value of the Inventory listed on the inventory reports of the Division as of the close of business on the business day immediately preceding the Closing Date.

                    3.2.(c)   Cash to Company.  At the Closing, Buyer shall
         deliver to Company the Cash Purchase Price, less the amount paid to the Escrow Agent pursuant to Subsection 3.2.(b) above, by wire transfer of immediately available funds to an account designated by Company.

                    3.2.(d)   SSGI Physical Inventory.  Immediately following
         the Closing Date, representatives of Buyer and Company will jointly conduct a physical inventory of the

         Inventory included in the Acquired Assets that is located at SSGI's warehouse in British Columbia, Canada. A representative of each party shall sign his or her name to the results of the physical inventory indicating his or her acknowledgment to the results of such inventory. The results of such physical inventory shall be final and binding on the parties hereto.

                    3.2.(e)   SSG Physical Inventory.  For a period of thirty
         (30) days beginning on the Closing Date (the "Transition Period"), SSG will be packing, loading and shipping Inventory from its location in Texas to one or more locations designated by the Buyer in accordance with the terms of the Transition Agreement. Representatives of Buyer and SSG will jointly conduct a physical inventory of each shipment of Inventory from SSG's warehouse in Farmers Branch, Texas to Buyer as such Inventory is loaded onto shipping trucks. A representative of each party shall sign his or her name to the results of each such inventory. The results of each such physical inventory shall be final and binding on the parties hereto.

                    3.2.(f)   Inventory in Transit.  All Inventory acquired
         pursuant to this Agreement that is in transit and that is delivered to a destination directed by Buyer (other than SSG's warehouse in Texas) shall be deemed to be as set forth on the invoice/packing slip accompanying such shipment and such invoice/packing slip shall be final and binding on the parties hereto. Buyer will promptly forward a copy of each such invoice/packing slip to SSG upon Buyer's receipt of same.

                    3.2.(g)   Inventory Shipped During Transition Period.  SSG
         will submit reports to Buyer indicating the type and amount of Inventory sold during the Transition Period and shipped from Company's warehouse in Texas solely for the benefit and account of Buyer (the "Sales Reports"). For purposes of calculating the "Final Agreed Value," the Sales Reports (excepting clerical or ministerial errors on such Sales Reports) will be rebuttably presumed to be true and correct.

                    3.2.(h)   Letters of Credit; Trade Accounts Payable and
         Other Accrued Expenses. Promptly following the Closing, Company and Buyer shall agree in writing to any final adjustment in amounts attributable to the items described in clauses (iv) and (v) of Section 3.1.(a) as a result of any errors in initially calculating said amounts at the Closing.

                    3.2.(i)   Adjustment of Cash Purchase Price.    On or
         before the fifth business day following the termination of the Transition Agreement (as defined in Section 8.6), either (i) Company shall pay to Buyer the amount, if any, by which the Cash Purchase Price exceeds the Final Cash Purchase Price (as hereinafter defined), together with the interest attributable to such amount which has accrued from the Closing Date to the date of payment as, or as if, invested in accordance with the terms of the Escrow Agreement, or (ii) Buyer shall pay to Company the amount, if any, by which the Final Cash Purchase

         Price exceeds the Cash Purchase Price, together with the interest attributable to such amount for the period from the Closing Date to the date of payment as if such amount had been invested in accordance with the terms of the Escrow Agreement.

                    For purposes of this Section 3.2.(i), (x) "Final Cash Purchase Price" shall mean the sum of the Final Agreed Value (as hereinafter defined) plus or minus the amounts, as finally adjusted, attributable to the items described in clauses (iv) and (v) of Section 3.1.(a) hereof and (y) "Final Agreed Value" shall mean the aggregate value of the Inventory (calculated in the same manner as set forth in Section 3.1) (i) located at SSGI's warehouse in British Columbia, Canada on the Closing Date, (ii) actually loaded and shipped from SSG's warehouse in Texas (or redirected in transit, as the case may be) to, or to the order of, Buyer in accordance with the terms of the Transition Agreement, and (iii) sold after the Closing Date and shipped from Company's warehouse in Texas solely for the benefit and account of Buyer, all as determined upon the termination of the Transition Agreement.

                    3.2.(j)   Arbitration With Respect to Final Cash Purchase
         Price. In the event the parties hereto disagree as to the Final Cash Purchase Price, the parties shall resolve such disagreement by binding arbitration. Any amounts not in disagreement shall promptly be paid in accordance with the terms of this Agreement. For illustrative purposes only, if Company indicates Buyer owes Company $300,000 and Buyer believes it owes Company $250,000, Buyer will pay Company $250,000 (plus interest as contemplated by the Escrow Agreement) and submit the $50,000 in dispute to binding arbitration. In no event shall set-offs, holdbacks or other charges be made against the funds deposited in escrow unless such holdback, set-off or other charge relates solely to the calculation of the Final Cash Purchase Price.

                    A party may initiate arbitration by sending written notice of its intention to arbitrate to the other party and to the American Arbitration Association ("AAA") office located in Dallas, Texas (the
         "Arbitration Notice").   The Arbitration Notice shall contain a
         description of the dispute, and the remedy sought, in accordance with the procedures set forth below. The arbitration shall be conducted at the offices of the AAA in Dallas, Texas before one independent and impartial arbitrator. The parties may agree on one arbitrator. If the parties cannot agree on an arbitrator within 30 days after the date of the Arbitration Notice, then each side shall, within 40 days after the date of the Arbitration Notice, prepare and simultaneously exchange a list of five retired judges. Any judge who appears on both lists shall be designated the arbitrator. If more than one judge appears on both lists then the name of one of such judges shall be selected by lot. In the event that no name appears on both lists, then each side shall, within 45 days after the date of the Arbitration Notice, simultaneously submit a new list of three retired judges (not including any names appearing on the previous list) and the arbitrator shall be selected by lot (by drawing the name of one judge) from among the six.

                    The arbitration and any discovery conducted in connection therewith shall be conducted in accordance with the Commercial Rules of Arbitration and Procedures established by AAA in effect at the time of the arbitration, including without limitation, the expedited procedures set forth therein (the "AAA Rules"). The decision of the arbitrator shall be final and binding upon all parties and their successors and permitted assignees. The judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The fee of the arbitrator shall be paid one-half by Company and one-half by Buyer.

                    The arbitrator shall be selected no later than 45 days after the date of the Arbitration Notice. The arbitration hearing shall commence no later than three months after the arbitrator is selected. The arbitrator shall render his or her decision no later than 30 days after the close of the hearing in accordance with AAA Rules.

                    3.2.(k)   Method of Payment.  All payments under this
         Section 3.2 shall be made in the form of certified or bank cashier's check payable to the order of the recipient or, at the recipient's option, by wire transfer of immediately available funds to an account designated by the recipient not less than 48 hours prior to the time for payment specified herein.



4.       REPRESENTATIONS AND WARRANTIES OF COMPANY

         Company makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date. To the extent a representation or warranty herein is limited to the "knowledge" of Company, such qualification shall mean that reasonable inquiry had been made of appropriate persons.

         4.1.   Corporate.

                    4.1.(a)   Organization.  Each of SSG and SSGI is a
         corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

                    4.1.(b)   Corporate Power.  Each of SSG and SSGI has all
         requisite corporate power and authority to own, operate and lease the Division's properties attributable to it, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by each of them pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                    4.1.(c)   Qualification.  Each of SSG and SSGI is duly
         licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the Division's properties owned or leased by it, or the nature of the Division's business, makes such licensing or qualification necessary except where the failure to so qualify would not have a material adverse effect on Company. The states and provinces in which each of SSG and SSGI is licensed or qualified to do business are listed in
         Schedule 4.1.(c).

         4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by each of SSG and SSGI pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of each of SSG and SSGI. No other corporate act or proceeding on the part of each of SSG and SSGI is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered thereby pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by each of SSG and SSGI pursuant hereto will constitute, valid and binding agreements of each of SSG and SSGI, respectively, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by each of SSG and SSGI pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law) or (b) subject to obtaining the consents set forth on Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined hereafter) on any of the Acquired Assets under, any term or provision of the Certificate of Incorporation or By-laws of either SSG or SSGI or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Division is a party or by which the Division or any of its assets or properties may be bound or affected.

         4.4. Financial Information. Included as Schedule 4.4 is a list of certain financial information with respect to the Division's operations furnished by Company to Buyer. The financial information set forth therein is unaudited, has been prepared from Company's book and records and is true and correct in all material respects.

         4.5. Inventory. Except as set forth in Schedule 4.5, all Inventory consists of quality usable and saleable in the ordinary course of the Division's business and the cost per item of

Inventory set forth in Schedule 3.1 is at least equal to the value shown on the Division's books and records calculated on a weighted average basis. The Inventory is located at the premises set forth in Schedule 4.5.

         4.6. Absence of Certain Changes. Except as and to the extent set forth in Schedule 4.6, since April 30, 1996 there has not been:


                    4.6.(a) Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Division;

                    4.6.(b) Commitments. Any commitments or transactions by the Division other than in the ordinary course of business consistent with past practice;

                    4.6.(c) Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Division, except for the sale of inventory items in the ordinary course of business;

                    4.6.(d) Amendment of Contracts. Any entering into, amendments or termination by the Division of any material contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                    4.6.(e) Credit. Any grants of credit to any customer or distributor on terms or in amounts that are not in the ordinary course of business consistent with past practice; or

                    4.6.(f) Unusual Events. Any other event or condition not in the ordinary course of business of the Division that has had a material adverse effect on the Division.

         4.7. Litigation. Except as set forth in Schedule 4.7 there is no Litigation pending or, to Company's knowledge, threatened against the Division, its business or any of its assets, nor does Company know of any basis for any Litigation. Schedule 4.7 also identifies all Litigation to which either SSG or SSGI has been a party within the last five (5) years relating, directly or indirectly, to the assets or business of the Division. Except as set forth in
Schedule 4.7, neither SSG nor SSGI is subject to any Order relating, directly or indirectly, to the assets or business of the Division.

         4.8.  Compliance With Laws and Orders.

                    4.8.(a) Compliance. Except as set forth in Schedule 4.8.(a), each of SSG and SSGI (including each and all of their respective operations, practices, properties and assets) is in material compliance with all Laws and Orders applicable to the Division, including, without limitation, those applicable to pollution or protection of the environment, employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, and product advertising. Without limiting the generality of the foregoing, the sale and transfer of the Acquired Assets by Company will not result in any violations of or imposition of any Liabilities under any plant closing, reduction in force or similar law of any jurisdiction.
         Except as set forth in Schedule 4.8.(a), neither SSG nor SSGI has received notice of any violation or alleged violation of, and to the Company's knowledge the Division is not subject to any Liability for past or continuing violation of, any Laws or Orders applicable to the Division. All reports and returns required to be filed by the Division with any Government Entity have been filed, and were accurate and complete when filed.

                    4.8.(b)  Licenses and Permits.  Except as set forth in
         Schedule 4.8.(b), each of SSG and SSGI has all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business of the Division attributable to it (as presently conducted and as proposed to be conducted) and operation of properties owned or leased by the Division, except where the failure to have such license, permit, approval, authorization or consent would not have a material adverse effect on the Division. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.8.(b), are in full force and effect and, except as set forth in
         Schedule 4.8.(b), are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.8.(b), each of SSG and SSGI is and has been in material compliance with all such permits and licenses, approvals, authorizations and consents.

         4.9.  Title to and Condition of Acquired Assets.

                    4.9.(a) Marketable Title. Company has good and marketable title to all the Acquired Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in
         Schedule 4.9.(a). Except for the Liens and certain third party consents described in Schedule 4.9.(a), none of the Acquired Assets are subject to any restrictions with respect to the transferability thereof. Except as set forth in Schedule 4.9.(a), Company has complete and unrestricted power and right to sell, assign, convey and deliver the Acquired Assets to Buyer as contemplated hereby. At Closing and upon the filing and recording in the appropriate offices of one or more UCC-3 termination statements (by Company's lender, Centre Development Co., Inc. and by APT Cabot, Inc.), a partial release of assignment of trademarks and a partial release of assignment of patent terminating the Lien held by Company's lender in the Acquired Assets, Buyer will receive good and marketable title to all the Acquired Assets, free and clear of all Liens of any nature whatsoever other than Liens described in paragraphs B and D of
         Schedule 4.9.(a).

                    4.9.(b) Condition. All tangible assets constituting Acquired Assets hereunder are in good operating condition and repair (normal wear and tear excepted), free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Division), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Division as conducted during the preceding 12 months. The Leased Real Property is in good condition and repair in all material respects (normal wear and tear excepted) and, to Company's knowledge, has no structural defects or material defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

         4.10.  Contracts and Commitments.

                    4.10.(a)  Personal Property Leases.  Except as set forth in
         Schedule 1.1.(e), neither SSG nor SSGI has any leases of personal property applicable, directly or indirectly, to the assets or business of the Division.

                    4.10.(b)  Purchase Commitments.  Except as set forth in
         Schedule 4.10.(b), neither SSG nor SSGI has any purchase commitments applicable, directly or indirectly, to the business of the Division for inventory items or supplies.

                    4.10.(c) Sales Commitments. All unfilled sales orders of the Division are listed on Appendix C to Schedule 1.1.(f). Neither SSG nor SSGI has any sales contracts or commitments applicable, directly or indirectly, to the assets or business of the Division except those made in the ordinary course of business, at arm's length.

                    4.10.(d)  Contracts for Services.  Except as set forth in
         Schedule 4.10.(d), neither SSG nor SSGI has any agreement, understanding, contract or commitment (written or oral) applicable, directly or indirectly, to the assets or business of the Division with any officer, employee, agent, consultant, sales representative, distributor, dealer or franchisee that is not cancelable by SSG or SSGI, as the case may be, on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

                    4.10.(e)  Powers of Attorney.  Except as set forth in
         Schedule 4.10.(e), neither SSG nor SSGI has given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever which affects the Division.

                    4.10.(f) Contracts Subject to Renegotiation. Neither SSG nor SSGI is a party to any contract with any governmental body applicable, directly or indirectly, to the assets or business of the Division which is subject to renegotiation.

                    4.10.(g) Burdensome or Restrictive Agreements. Neither SSG nor SSGI is a party to nor is it bound by any agreement, deed, lease or other instrument applicable, directly or indirectly, to the assets or business of the Division which is so burdensome as to materially affect or impair the operation of the Division. Without limiting the generality of the foregoing and except as set forth on
         Schedule 4.10.(g), the Division is not a party to nor is it bound by any agreement requiring the Division to assign any interest in any trade secret or proprietary information, or prohibiting or restricting the Division from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world.

                    4.10.(h) Other Material Contracts. Neither SSG nor SSGI has any lease, license, contract or commitment of any nature applicable, directly or indirectly, to the assets or business of the Division which is individually or collectively material to the operations of either SSG or SSGI, as the case may be, except as explicitly described in Schedule 4.10.(h) or in any other Schedule.

                    4.10.(i) Default. To Company's knowledge, neither SSG nor SSGI is in default under any lease, contract or commitment, nor, to Company's knowledge, has any event or omission occurred, applicable, directly or indirectly, to the assets or business of the Division which, through the passage of time or the giving of notice, or both, would constitute a default thereunder. To Company's knowledge, no third party is in default under any material lease, contract or commitment to which the Division is a party, nor, to Company's knowledge, has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         4.11. Trade Rights. Schedule 1.1.(e) lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(e) in which the Division now has any interest. Except as set forth on Schedule 1.1.(e), all Trade Rights shown as registered in Schedule 1.1.(e) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current, and, except as identified on
Schedule 1.1.(e), there are none due within ninety (90) days of the Closing Date. In order to conduct the business of the Division, as such is currently being conducted, the Division does not require any Trade Rights that it does not already have (other than Excluded Intellectual Property). Except as set forth on Schedule 4.11, to Company's knowledge, neither SSG nor SSGI is infringing and neither of them has infringed any Trade Rights of another in the operation of the business of the Division, nor, to Company's knowledge, is any other person infringing the Trade Rights of the Division. Neither SSG nor SSGI has granted any license or made any assignment of any Trade Right or part thereof listed on Schedule 1.1.(e), and, to Company's knowledge, no other person has any right to use any Trade Right or part thereof owned, held or used by the Division in the ordinary course of its business. Except as set forth on
Schedule 4.11, Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to Company's knowledge, threatened to challenge the Division's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of the Division. All Trade Rights of the Division are valid, enforceable and in good standing, and, to Company's knowledge, there are no equitable defenses to enforcement based on any act or omission of the Division.

         4.12.  Major Customers and Suppliers.

                    4.12.(a) Major Customers. Schedule 4.12.(a) contains a list of the ten largest customers, including distributors, of the Division for the ten-month period ending October 31, 1995 and the two preceding twelve-month periods ending December 31, 1994 and December 31, 1993, respectively (determined on the basis of the total dollar amount of gross sales), showing the total dollar amount of gross sales to each such customer during each such period.

                    4.12.(b) Major Suppliers. Schedule 4.12.(b) contains a list of the ten largest suppliers to the Division for the ten month period ended October 31, 1995 and the five month period ended March 31, 1996 (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such period.

                    4.12.(c) Dealers and Distributors. Schedule 4.12.(c) contains a list of all sales representatives, dealers, distributors and franchisees of the Division, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements.

         4.13. Product Warranty and Product Liability. Schedule 4.13 contains a true, correct and complete copy of the Division's standard warranty or warranties for sales of Products (as defined below) and, except as stated therein, Company has not made any warranties, commitments or obligations with respect to the return, repair or replacement of Products. Except as set forth in Schedule 4.13, there have been no product liability claims or similar Litigation relating to Products sold, or services rendered, which are presently pending or which, to Company's knowledge, are threatened, or which have been asserted or commenced against the Division within the last three years, in which a party thereto either requests injunctive relief or alleges damages (whether or not covered by insurance). None of the Products has been the subject of any recall campaign and, to Company's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. No Product has been the subject of any replacement campaign which had a material adverse effect on the Division. The Products meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Section 4.13, the term "Products" means any and all products currently or at any time previously distributed or sold by the Division under any brand name or mark under which products are or have been distributed or sold by the Division.

         4.14.  Affiliates' Relationships to the Division.

                    4.14.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between the Division and SSG or SSGI or any Affiliate of SSG or SSGI are described on Schedule 4.14.(a).

                    4.14.(b) No Adverse Interests. Neither SSG, SSGI nor any Affiliate of SSG or SSGI has any direct or indirect interest in (i) any entity which does business with the Division or is competitive with the Division's business, or (ii) any property, asset or right which is used by the Division in the conduct of its business, except as listed on Schedule 4.14.(b).

                    4.14.(c) Obligations. All obligations of SSG or SSGI or any Affiliate of SSG or SSGI to the Division, and all obligations of the Division to SSG or SSGI or any Affiliate of SSG or SSGI, are listed on Schedule 4.14.(c).

         4.15. Assets Necessary to Business. The Acquired Assets include all property and assets (except for the Excluded Assets, personnel and warehouse space), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on the business of the Division as presently conducted.

         4.16. Bulk Sales. The consummation of the transactions contemplated hereby do not give rise to any obligations or liabilities on the part of Buyer with respect to any bulk sales laws.

         4.17. Disclosure. No representation or warranty by Company in this Agreement, nor any written statement, certificate, schedule, document or exhibit furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company as part of this Agreement shall be deemed representations and warranties by Company or exceptions thereto, as appropriate.

         4.18. GST Legislation. SSGI hereby represents and warrants to Buyer that:

                    (i) SSGI is registered for purposes of Part IX of the Excise Tax Act (Canada) (hereinafter called the "GST Legislation");

                    (ii) The Acquired Assets being purchased from SSGI comprise all or substantially all of the property in SSGI's business; and

                    (iii) SSGI's business is a "commercial activity" for purposes of the GST Legislation.

         4.19. Employee Matters. Schedule 4.19 attached hereto sets forth the name, job title, duration of employment, employee benefit entitlement and the rate of remuneration (including bonus and commission entitlement) of each employee of SSGI and certain employees of SSG. None of the employees set forth on Schedule 4.19 is on disability, maternity or other authorized leave or is receiving workers' compensation or short-term or long-term disability benefits.


5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to Company, each of which is true and correct on the date hereof, and shall remain true and correct to and including the Closing Date.

         5.1.   Corporate.

                    5.1.(a)   Organization.  Buyer is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Delaware.

                    5.1.(b)   Corporate Power.  Buyer has all requisite
         corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

         5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other act or proceeding on the part of Buyer is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         5.3. Brokers. Buyer has not retained or incurred any fee obligations to a broker, finder or other intermediary in connection with the transactions contemplated hereby.

         5.4. Excise Tax Act. Buyer is a registrant under the Excise Tax Act of Canada under registration number 896796034.

         5.5.   British Columbia Company Act.   Buyer is in the process of
obtaining registration as an extra provincial company under the Company Act in the province of British Columbia.

         5.6. Disclosure. No representation or warranty by Buyer in this Agreement, nor any written statement, certificate, schedule, document or exhibit furnished as part of this Agreement or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.


6.       OTHER MATTERS

         6.1.   Noncompetition.

                    6.1.(a)   Covenant Not to Compete.   Subject to the Closing
         and the exceptions set forth below, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the worldwide business of the Division being acquired pursuant to this Agreement, Company hereby covenants and agrees that for a period of two years from the Closing Date anywhere in the world, it will not, directly or indirectly:

                                     (i)           engage in, continue in or
                    carry on any business which competes with manufacturing, marketing, selling or distributing golf accessory products to the retail market (the "Business"), including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                                     (ii)          consult with, advise or
                    assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any material aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the golf accessory products of any such competitor; soliciting customers that purchase golf accessory products or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor; or

                                     (iii)         engage in any practice the
                    purpose of which is to evade the provisions of this covenant not to compete;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market or otherwise publicly traded in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation; and, provided further that, notwithstanding the foregoing, Company and its Affiliates will not be restricted from (x) manufacturing, marketing, distributing and/or selling (A) golf accessory products directly to the end-user or to green grass (on-course) pro shops and/or (B) new and used golf balls and/or cores for golf balls and/or (y) marketing, distributing and/or selling any of Company's "Nitro" branded golf accessory products of the type currently in Company's inventory or in transit or on order, all on a worldwide basis.

                    6.1.(b)   Assignment.  The parties agree that Buyer may
         sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Acquired Assets being acquired by Buyer hereunder; provided, however, that if Buyer discontinues the Business other than incident to a sale or assignment of all or substantially all of the Business, the restrictions of
         Section 6.1.(a) shall lapse and be of no further force or effect.

                    6.1.(c)   Construction.  In the event a court of competent
         jurisdiction determines that the provisions of Section 6.1.(a) are excessively broad as to duration, geographical scope, activity or business necessity, it is expressly agreed that the covenant not to compete contained therein shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any provisions so determined to be overly broad shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

         6.2. Confidential Information. Company shall not at any time subsequent to the Closing, except as explicitly requested in writing by Buyer or as otherwise required by law or a national securities exchange, use for any purpose, disclose to any person, or keep or make copies of documents, tapes, discs, programs or other information storage media ("Records") containing, any confidential information concerning the Business, the Acquired Assets, or the Assumed Liabilities, all such confidential information being deemed to be transferred to Buyer hereunder. For purposes hereof, "Confidential Information" shall mean and include, without limitation, all Trade Rights in which Company has an interest, all customer and vendor lists and related information, all information concerning Company's processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Company or otherwise in the public domain. The foregoing provisions shall not apply to any of Company's financial statements relating to the Division or any information which is an "Excluded Asset" as defined in Section 1.2, or which relates solely to one or more Excluded Assets. If at any time after Closing Company should discover that it is in possession of any Records containing the Confidential Information of Buyer, Company shall immediately turn such Records over to Buyer, which shall upon request make available to Company any information contained therein which is not Confidential Information. Company agrees that it will not assert a waiver or loss of confidential or privileged status of the information based upon such possession or discovery. Company hereby consents to Buyer's consultation with legal, accounting and other professional advisors to Company concerning advice rendered to Company prior to the Closing regarding the business of the Division, the Acquired Assets or the Assumed Liabilities, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto. If Company or any of its representatives or Affiliates are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any information or formal investigation by any government or governmental agency or authority or other process) to disclose any Confidential Information, Company will provide Buyer with written notice of any such request or requirement so that Buyer may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this Section.
If such order or other remedy is not obtained, or Buyer waives compliance with the provisions of this Section, the party subject to such request may disclose that portion of the Confidential Information that it is advised by counsel is legally required to be disclosed. It is further agreed that if a protective order is not obtained, or a waiver is not granted hereunder, and Company or any of its representatives or Affiliates is, in the opinion of counsel, compelled to disclose Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, such person or entity may disclose the Confidential Information to such tribunal without liability hereunder.

         6.3.   Post-Closing Access of Companies to Certain Records.   Buyer
will maintain the records received pursuant to this Agreement for a period of three years and will, during regular business hours and upon reasonable notice, furnish reasonable access thereto to Company for audit, tax, accounting or legal purposes. Company shall be entitled to make copies, at Company's cost, of any such records. If Buyer proposes to destroy any such records within such three- year period, Buyer will notify Company and deliver to Company, at Company's cost, any such records as Company requests.

         6.4. Returns. Company will promptly notify Buyer of all returns of golf accessory products that are received by Company and that are not defective. Company will offer to sell each of such returned golf accessory products to Buyer at the per unit price set forth in Schedule 3.1 attached hereto. If Buyer accepts such offer, Buyer will promptly pay Company the purchase price for such products and Company will deliver the products to Buyer F.O.B. destination. If, however, Buyer does not exercise its right to purchase such goods within ten days of Company's offer to sell such products to Buyer, Company may sell such products to any third party and the restrictions of
Section 6.1.(a) shall not apply to such sale(s).

         6.5.   Collection of Accounts Receivable.

                    6.5.(a)   Collection for Company.   Buyer agrees to use
         commercially reasonable efforts to assist Company in collecting Company's accounts receivable generated from sales by the Division prior to the Closing, with the understanding that Buyer is under no obligation to retain or pay for collection agencies or other third parties to collect or enforce any such accounts. In the event Buyer collects or receives any such accounts receivable outstanding on the Closing Date, Buyer agrees to promptly forward to Company all such sums collected or received on behalf of Company. Buyer agrees not to set-off or hold back any such sums collected unless the set-off or holdback is directly related to the issue of whether such sum collected was a receivable generated by Company.

                    6.5.(b)   Collection for Buyer.  Company agrees to use
         commercially reasonable efforts to assist Buyer in collecting Buyer's accounts receivable generated from sales of Inventory after the Closing Date, with the understanding that Company is under no obligation to retain or pay for collection agencies or other third parties to collect or enforce any such accounts. In the event Company collects or receives any such accounts receivable generated from the sale of Inventory after the Closing Date, Company agrees to promptly forward to Buyer all such sums collected or received on behalf of Buyer. Company agrees not to set-off or hold back any such sums collected unless the set-off or holdback is directly related to the issue of whether such sum collected was a receivable generated by Buyer.

         6.6. Use of Division's Name. Following the Closing, neither Company nor any Affiliate of Company shall, without the prior written consent of Buyer, make any use of the name "Gold Eagle" or any other name confusingly similar thereto, except as may be necessary for Company to pay its liabilities, collect its accounts receivable, prepare tax returns and other reports (including a Report on Form 8-K), and to otherwise wind up and conclude its business. In addition, Company may continue to use Company's letterhead and stationery that includes the Division's name until such stock is completely used.

         6.7. Election under GST Legislation.   SSGI and Buyer will jointly
execute in prescribed form, and Buyer will file within the required time, an election under Section 167(1) of the GST Legislation that no tax be payable pursuant to the GST Legislation with respect to the purchase and sale of the Acquired Assets from SSGI hereunder. Buyer hereby agrees to indemnify and hold harmless SSGI and its Affiliates against any tax, interest or penalties arising from a determination that the conditions for filing the election pursuant to
Section 167(1) of the GST Legislation have not been satisfied for any reason other than the inaccuracy of any of the representations and warranties made by SSGI pursuant to Section 4.18 of this Agreement.

         6.8. ST Legislation Tax Matters. Within thirty (30) days after the Closing Date, SSGI will deliver to Buyer a duplicate copy of a certificate issued pursuant to Section 3(4) of the Social Services Tax Act (British
Columbia) (the "ST Legislation").   Buyer will pay to SSGI coincident with
payment of the balance of the Cash Purchase Price all tax payable under the ST Legislation on the purchase price of the tangible personal property located in Canada and included in the Acquired Assets. The parties shall cooperate in completing and filing the appropriate return of tax payable on tangible personal property on the sale of a business required under the ST Legislation.

         6.9. Offer of Employment. At or before the Closing Date, Buyer will offer employment to those employees of SSG and SSGI listed in Schedule 4.19 and, with respect to those employees of SSGI, on terms not less favorable than those provided to, and on which, such employees were employed by SSGI on the date hereof and which are described in Schedule 4.19 attached hereto.

         6.10. Other Action. Buyer shall use its reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Company's obligations to consummate the transactions contemplated in this Agreement. Company shall use reasonable efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Buyer's obligations to consummate the transactions contemplated in this Agreement.

         6.11. Reimbursement of Costs of Letters of Credit. Buyer agrees to promptly reimburse Company for reasonable direct costs incurred on or after the Closing Date that relate exclusively to the Letters of Credit issued to secure performance of open orders of the Division as of the Closing Date and that inure to the benefit of Buyer hereunder.

         6.12. Reimbursement for Inventory Rerouting Costs. Buyer agrees to promptly reimburse Company for reasonable direct costs incurred by Company as a result of rerouting the shipment of any Inventory in transit in accordance with Buyer's instructions.

         6.13. Golf Ball Agreement. SSG shall promptly pay Buyer a commission in an amount equal to 6% of the net proceeds generated and received by SSG (or its successors, assigns or Affiliates) from the sale of any used or reconditioned golf balls or new "Nitro" branded golf balls (collectively, the "Golf Balls") so long as such sales (i) relate to orders presented to SSG by Buyer and are accepted and filled by SSG and (ii) are presented to SSG within one year after the Closing Date (the "Sales"). Subject to the terms and provisions of this Section, SSG will prepay the first $150,000 of such Sales by paying Buyer $12,500 per month for a period of 12 consecutive months. Such payments will be due and payable on the last day of each such month, with the first such payment being due and payable on or before June 30, 1996. Buyer will be entitled to retain the full $150,000 even if the Sales do not equal or exceed $2,500,000. In exchange for such consideration, all purchases and/or sales of new and used golf balls (and commitments relating thereto) during such one-year period by Buyer and its Affiliates shall be made by or through SSG or its Affiliates (including SSG's golf ball division, whether or not such division is owned by SSG or otherwise). Buyer will not sell, or act as an agent with respect to the sale, of any golf balls throughout the world during the one-year period except as permitted in this Section. In the event a court of competent jurisdiction determines that the provisions of this Section 6.13 are excessively broad as to duration, geographical scope, activity or business necessity, it is expressly agreed that the covenant not to compete contained therein shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any provisions so determined to be overly broad shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction. Buyer agrees that any breach of any noncompetition obligation imposed by this Section
6.13 will result in irreparable injury to Company for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Company for such breach and regardless of any other provision contained in this Agreement, Company shall be entitled to injunctive and other equitable relief as a court may grant. This provision shall not be construed to limit Company's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.


7.       FURTHER COVENANTS OF COMPANY

         Company covenants and agree as follows:

         7.1. Access to Information and Records. During the period prior to the Closing:

                    7.1.(a)   Company shall, and shall cause its officers,
         employees, agents, independent accountants and advisors to, furnish to Buyer, its officers, employees, agents, independent accountants and advisors, at reasonable times and places, all information in their possession concerning the Division as may be requested, and give such persons access to all of the properties, books, records, contracts and other documents of or pertaining to the Division that Company or its officers, employees, agents, independent accountants or advisors shall have in their custody or control.

                    7.1.(b)   Subject to the express prior consent of Company
         in each instance (which consent shall not be unreasonably withheld or delayed), Buyer and its officers, employees, agents, independent accountants and advisors, shall have access to suppliers, trade creditors, customers, and other third parties having business dealings with Company as to the Division for the purpose of performing Buyer's due diligence investigation.

         7.2. Conduct of Business Pending the Closing. From the date hereof until the Closing or the date this Agreement is terminated, whichever is earlier, except as otherwise approved in writing by Buyer:

                    7.2.(a)   No Changes.  The Division will carry on its
         business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation.

                    7.2.(b)   Maintain Organization.  Company will take such
         action as reasonably may be necessary to maintain, preserve, renew and keep in force and effect the existence, rights and franchises of the Division and will use commercially reasonable efforts to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Division.

                    7.2.(c)   No Breach.  Company will not do or omit any act,
         or permit any omission to act, which may cause a breach of any material contract, commitment or obligation, or any breach of any representation, warranty, covenant or agreement made by Company herein, or which would have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                    7.2.(d)   No Material Contracts.  No material contract or
         commitment will be entered into (including any union contract or new pension, benefit or severance plan for employees of the Division) and no purchase of raw materials or supplies and no sale of goods or services (real, personal or mixed, tangible or intangible) will be made, by or on behalf of the Division without the prior written consent of Buyer, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice.
                    7.2.(e)   Maintenance of Insurance.  Company shall maintain
         all of the insurance in effect as to the assets and business of the Division as of the date hereof.

                    7.2.(f)   Maintenance of Property.  Company shall use,
         operate, maintain and repair all property of the Division in a normal business manner.

                    7.2.(g)   No Negotiations.  Neither Company nor Company's
         employees, officers, directors, agents or Affiliates will directly or indirectly (through a representative or otherwise) solicit or provide any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of all or a material part of the Division, the Acquired Assets or the Division's business (an "acquisition proposal") other than a sale of inventory in the ordinary course of business.

         7.3. Consents. Company will use reasonable efforts prior to Closing to obtain all material consents necessary for the consummation of the transactions contemplated hereby, other than those consents that have been expressly waived by Buyer.

         7.4. Disclosure. Company shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. Notwithstanding the foregoing, if Company notifies Buyer in writing of such event(s) prior to the Closing Date and, notwithstanding such disclosure, Buyer agrees to consummate the transactions contemplated hereby, Buyer and its Affiliates will be precluded from asserting a claim for indemnification or otherwise from the result of such event.

8.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

         Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         8.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Company in this Agreement, and the statements contained in the Disclosure Schedule or in any certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer and except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

         8.2. Compliance With Agreement. Company shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.1.

         8.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

         8.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, unless the failure to serve such consent, approval or waiver does not and will not have a material adverse effect on the Division.

         8.5. Estoppel Certificates. Company shall have delivered to Buyer on or prior to the Closing Date an estoppel certificate from each landlord under the Real Property Lease, which estoppel certificate will certify (i) the Real Property Lease is valid and in full force and effect; (ii) the amounts payable by Company under the Real Property Lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute default under the Real Property Lease and that each landlord consents to the assignment of the Real Property Lease to Buyer.

         8.6. Transition Agreement. SSG shall have executed and delivered to Buyer the Transition Agreement (the "Transition Agreement") substantially in the form of Exhibit A attached hereto.

         8.7. Escrow Agreement. SSG and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement (the "Escrow Agreement") substantially in the form of Exhibit B attached hereto.

         8.8. Completion of Due Diligence. Prior to 5:00 P.M., C.D.T., on May 17, 1996, Buyer shall have completed its due diligence review of the Division, the results of which shall be satisfactory to Buyer in its sole judgment.

         8.9. Confidentiality and Noncompetition Agreement. Buyer shall have entered into a confidentiality and noncompetition agreement with Mitchell Lombard in form and substance satisfactory to Buyer.

         8.10. No Material Adverse Change. There shall have been no material adverse change to the Acquired Assets or the business of the Division between the date of execution of this Agreement and the Closing Date.

         8.11. Termination of Existing Noncompetition Agreement. Company shall have delivered to Buyer evidence of the termination of any and all noncompetition agreements between Company or any Affiliate of Company and Mitchell Lombard in form and substance satisfactory to Buyer.


9.       CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

         Each and every obligation of Company to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         9.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement and the statements contained in any certificate or writing delivered by Buyer pursuant to this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

         9.2. Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 11.2.

         9.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

         9.4. Transition Agreement. Buyer shall have executed and delivered to Company the Transition Agreement.

         9.5. Escrow Agreement. Buyer and the Escrow Agent shall have executed and delivered to Company the Escrow Agreement.

         9.6. Completion of Due Diligence. Prior to 5:00 p.m. C.D.T., on May 17, 1996, Buyer shall have completed its due diligence review of the Division, the results of which shall be satisfactory to Buyer in its sole judgment.

         9.7. Resale Certificate. Buyer shall have provided Company with a Resale Exemption Certificate from the State of New York which shall be satisfactory to Company in its reasonable judgment.

         9.8. GST Election. Buyer will provide to SSGI a fully executed copy of its election under Section 167(1) of the GST Legislation as contemplated by
Section 6.7 hereof.

         9.9.   Representation Letter/Release from Mitchell Lombard.   Company
shall receive a representation letter and a release from Mitchell Lombard in form and substance satisfactory to Company.

10.      INDEMNIFICATION

         10.1.  By Company.  Subject to the terms and conditions of this
Article 10, Company hereby agrees to indemnify, defend and hold harmless Buyer and its officers, directors, shareholders, and controlling persons, from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from

                    (a) the inaccuracy or breach of any representation or warranty of Company contained in or made pursuant to this Agreement regardless of whether such breach is deemed "material";

                    (b) the breach of any covenant of Company contained in this Agreement regardless of whether such breach is deemed "material";

                    (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Company or any of its directors, officers, employees, stockholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein; or

                    (d) any Claim of or against the Division, the Acquired Assets or the business of the Division not specifically assumed by Buyer pursuant hereto.

As used in this Article 10, (i) the term "Claim" shall include (w) all Liabilities; (x) all losses, damages, judgments, awards, penalties and settlements; (y) all third-party demands, claims, suits, actions, causes of action, proceedings and assessments, whether or not ultimately determined to be valid; and (z) all reasonable costs and expenses, including court costs and fees and reasonable expenses of attorneys and expert witnesses, of investigating, defending or asserting any of the foregoing or of enforcing this Agreement, and (ii) the term "Affiliate" as it relates to Buyer shall mean and include all shareholders, directors and officers of Buyer, and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

         10.2. By Buyer. Subject to the terms and conditions of this Article 10, Buyer hereby agrees to indemnify, defend and hold harmless Company and its directors, officers, employees, shareholders, and controlling persons from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"), (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"), (c) any Claim brought by or on behalf of any broker or finder retained, employed or used by Buyer or any of its directors, officers, employees, stockholders or agents in connection with the transactions provided for herein or the negotiation thereof, whether or not disclosed herein, or (d) any Claim arising out of any Assumed Liability.

         10.3. Indemnification of Third-Party Claims. The following provisions shall apply to any Claim subject to indemnification which is (i) a suit, action or arbitration proceeding filed or instituted by any third party, or (ii) any other form of proceeding or assessment instituted by any Government
Entity:

                    10.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this Article 10, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim in good faith, the

         Indemnified Party shall not settle such Claim. If, following assumption of the defense of a Claim by an Indemnifying Party, the Indemnifying Party forms a good faith belief that it is not responsible for indemnification with respect to the Claim, it shall promptly so inform the Indemnified Party, and shall tender the defense of the Claim back to the Indemnified Party and shall thereafter have all rights to contest its responsibility for indemnification with respect to such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense. No Indemnified Party shall have the right to settle or compromise any money claim without the consent of any Indemnifying Party. Any Indemnifying Party shall have the right to settle or compromise any money claim against the Indemnified Party without the consent of the Indemnified Party, provided that the terms of such settlement or compromise provide for the unconditional release of the Indemnified Party in exchange for a payment by the Indemnifying Party and require the payment of monetary damages only.

                    10.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment; provided, however, the Indemnifying Party shall have the right to contest its responsibility for indemnification with respect to such Claim.

                    10.3.(c)  Indemnified Party's Rights.  Anything in this
         Article 10 to the contrary notwithstanding, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments (i.e., the Claim is seeking equitable relief), (i) the Indemnified Party shall have the right to defend, compromise or settle the non-monetary portion of such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim. If an Indemnified Party settles an equitable claim, the Indemnifying Party shall not forfeit its right to contest its indemnification obligation for such Claim unless it consents to the settlement in advance and acknowledges its responsibility therefor.

                    10.3.(d) Limits on Indemnification of Buyer. No Claim may be made against Company for indemnification pursuant to this Article 10 unless the aggregate of all Claims exceed $175,000, in which event Company shall only be liable for the amount of
         such Claims in excess of $175,000.   Company shall not be required to
         indemnify Buyer for any losses that in the aggregate exceed the Cash Purchase Price (plus trade payables and accrued expenses set forth in Schedule 2.1) unless such loss arises under Section 10.1.(d) hereof. In no event shall Company be liable for any special, consequential or incidental damages, whether or not foreseeable, incurred by Buyer in connection with any Claim.

                    10.3.(e) Survival of Representations and Warranties. The representations and warranties of Company and Buyer shall survive the Closing until the fifteenth monthly anniversary thereof, and thereafter no Claim may be brought in respect of any misrepresentation or breach of warranty; provided, however, that the representations and warranties contained in Sections 4.2, 4.9.(a) and 5.2 hereof shall survive the Closing and shall have no expiration date and Claims with respect thereto may be brought after the fifteenth monthly anniversary of the Closing. If written notice of a Claim has been given prior to the expiration of the applicable representations and warranties by a party in whose favor such representations and warranties have been made to the party that made such representations and warranties, then the relevant representations and warranties shall survive as to such Claim until the Claim has been finally resolved. Notwithstanding the foregoing, in the event that, prior to the Closing, either party has actual knowledge that any representation or warranty made by the other party is incorrect as of the date hereof or will be incorrect as of the Closing, the party with such knowledge shall have as its sole remedy hereunder the option (a) to terminate this Agreement, or (b) to proceed with the Closing and, upon the Closing, such party shall be conclusively deemed to have waived all Claims hereunder relating to such misrepresentation or breach of warranty.

11.      CLOSING

         The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, One IBM Plaza, 330 N. Wabash Avenue, Chicago, Illinois, at 9:00 A.M. on May 20, 1996, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date".

         11.1. Documents to be Delivered by Company. At the Closing, Company shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                    11.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer to transfer, assign, convey and deliver to Buyer the Acquired Assets as contemplated hereby.

                    11.1.(b) Opinion of Counsel. A written opinion of Terrence M. Babilla, Esq., General Counsel of Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

                    11.1.(c) Transition Agreement. The Transition Agreement referred to in Section 8.6, duly executed by SSG.

                    11.1.(d) Escrow Agreement. The Escrow Agreement referred to in Section 8.7, duly executed by SSG and Escrow Agent.

                    11.1.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of each of SSG and SSGI authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                    11.1.(f) Certificate of Incorporation; By-laws. A copy of the By-laws of each of SSG and SSGI certified by the secretary or assistant secretary of each of SSG and SSGI, respectively, and a copy of the Certificate of Incorporation of each of SSG and SSGI certified by the Secretary of State of Delaware.

                    11.1.(g) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                    11.1.(h) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

                    11.1.(i)   Release of Liens.  (a)  Letter addressed to
         Buyer and SSG from LaSalle Business Credit, Inc. committing to release its Liens on the Acquired Assets upon delivery of the funds as contemplated in Sections 3.2.(b) and 3.2.(c) accompanied by copies of UCC-3 forms and appropriate releases of patent and trademark assignments that are satisfactory to Buyer, (b) a form UCC-3 executed by Centre Development Co., Inc. satisfactory to Buyer, and (c) a copy of a form UCC-3 executed by APT Cabot, Inc. satisfactory to Buyer.

         11.2. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

                    11.2.(a) Cash Purchase Price. To Company a wire transfer as required by Section 3.2.(c) hereof, and to the Escrow Agent, a certified or bank cashier's check (or wire transfer) as required by
         Section 3.2.(b) hereof.

                    11.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company to evidence the assumption of the Assumed Liabilities pursuant to Article 2.

                    11.2.(c) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit D hereto.

                    11.2.(d) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                    11.2.(e) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Company by Buyer pursuant to the terms hereof.

                    11.2.(f) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

                    11.2.(g)   Transition Agreement.  The Transition Agreement
         referred to in Section 8.6 duly executed by Buyer.

                    11.2.(h) Escrow Agreement. The Escrow Agreement referred to in Section 8.7 duly executed by Buyer and Escrow Agent.

                    11.2.(i)  Resale Certificate.   Resale Exemption
         Certificate from the State of New York satisfactory to Company in its reasonable discretion.

                    11.2.(j) Letter to Employees. Copy of letter to employees of SSGI set forth in Schedule 4.19 hereof offering employment pursuant to Section 6.9 hereof.

                    11.2.(k) GST Legislation. Buyer's registration referred to in Section 5.4 hereof and an election by Buyer under Section 167(i) of the GST Legislation pursuant to Section 6.7 hereof.


12.      TERMINATION

         12.1. Right of Termination Without Breach. This Agreement may be terminated without further liability of any party at any time prior to the
Closing:

                    12.1.(a) by mutual written agreement of Buyer and Company, or

                    12.1.(b) by either Buyer or Company if the Closing shall not have occurred on or before May 20, 1996, provided the terminating party has not, through willful breach of a representation, warranty or covenant, prevented the Closing from occurring on or before such date.

         12.2.  Termination for Breach.

                    12.2.(a) Termination by Buyer. If (i) there has been a material violation or willful breach by Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer or promptly cured by Company upon notice from Buyer, or (ii) there has been a willful failure to satisfy a condition to the obligations of Buyer which has not been so waived, or (iii) Company shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Buyer may, by written notice to Company at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof.

                    12.2.(b) Termination by Company. If (i) there has been a material violation or willful breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Company or promptly cured by Buyer upon notice from Company, or (ii) there has been a willful failure of satisfaction of a condition to the obligations of Company which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this Article 12 or otherwise without grounds to do so, then Company may, by written notice to Buyer at any time prior to the Closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 12.2.(c) hereof.

                    12.2.(c) Effect of Termination. Termination of this Agreement pursuant to this Section 12.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, willfully breached or willfully failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any party under common law to redress for any such willful breach or violation, each party whose willful breach or violation has occurred prior to termination shall jointly and severally indemnify each other party for whose benefit such representation, warranty, covenant, agreement or other provision was made ("indemnified party") from and against all losses, damages, costs and expenses, penalties, court costs, and reasonable attorneys' fees and expenses) asserted against, resulting to, imposed upon, or actually incurred by the indemnified party, directly or indirectly, by reason of, arising out of or resulting from such willful breach or violation. In no event shall either party be liable for any special, consequential or incidental damages, whether or not foreseeable.

         Subject to the foregoing, the parties' obligations under Section 13.9 of this Agreement shall survive termination.

13.      MISCELLANEOUS

         13.1. Disclosure Schedule. Information set forth in any portion of the Disclosure Schedule shall be deemed disclosed for purposes of any representation or warranty to which it clearly relates. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

         13.2.  Further Assurance.   Each party agrees, at any time and from
time to time to honor after the date hereof, upon the reasonable request of the other party and without further consideration, to execute and deliver such other documents and instruments and to take such other action as the other party may reasonably request in order to carry out the purposes and intent of this Agreement; provided, however, that any party required to take any actions pursuant to this Section shall be reimbursed for all reasonable out-of-pocket expenses incurred by such party in connection therewith.

         13.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that approval shall not be required as to any statements and other information which either party may submit to the Securities and Exchange Commission or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission, the New York Stock Exchange, any other national securities exchange, or otherwise required by law.

         13.4.  Assignment; Parties in Interest.

                    13.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of Company, cause one or more Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations to Company hereunder.

                    13.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

         13.5. Equitable Relief. Company agrees that any willful breach of Company's obligation to consummate the sale of the Acquired Assets on the Closing Date, any breach of any noncompetition obligation imposed by Section 6.1, or any breach by Company of its obligations imposed by Section 6.2 hereof, will result in irreparable injury to Buyer for which a remedy at law would be inadequate; and that, in addition to any relief at law which may be available to Buyer for such breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant. This Section 13.5 shall not be construed to limit Buyer's right to obtain equitable relief for other breaches of this Agreement under general equitable standards.

         13.6. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         13.7. Amendment and Modification. Buyer and Company may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

         13.8. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:


                (a)    If to Buyer, to:

                       Morris Rosenbloom & Co., Inc.
                       228 South Avenue
                       Rochester, New York  14604
                       Attention:  Bruce Dan
                       Facsimile:  (716) 232-6572

                       (with a copy, which copy shall not constitute notice, to)

                       Foley & Lardner
                       330 N. Wabash, Suite 3300
                       Chicago, Illinois  60611
                       Attention:  Stephen M. Slavin
                       Facsimile:  (312) 755-1925

or to such other person or address as Buyer shall furnish to Company in writing.

                (b)    If to Company, to:

                       Sport Supply Group, Inc.

                       1901 Diplomat Drive
                       Farmers Branch, Texas  75234
                       Attention: Chief Executive Officer
                       Facsimile: (214) 406-3430

                       (with a copy, which copy shall not constitute notice, to)

                       Sport Supply Group, Inc.
                       1901 Diplomat Drive
                       Farmers Branch, Texas 75234
                       Attention: General Counsel
                       Facsimile: (214) 406-3476

or to such other person or address as Company shall furnish to Buyer in writing.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

         13.9. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                    13.9.(a) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold Buyer harmless from and against, all fees and expenses of Geneva Corporate Finance, Inc. and any other broker or finder employed by Company in connection with this transaction.

                    13.9.(b) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                    13.9.(c) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

         13.10. Entire Agreement. This instrument, the Transition Agreement and the Escrow Agreement embody the entire agreement among the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties (whether written or oral) between the parties other than those set forth herein.

         13.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         13.12. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

         13.13. Glossary of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

         "Affiliate"as it relates to Company  - Section 2.2.(h)
         "Affiliate" as it relates to Buyer - Section 10.1
         "Agreed Value" - Section 3.1
         "Acquired Assets" - Recital
         "Assumed Liabilities" - Section 2.1
         "Business" - Section 6.1.(a)
         "Cash Purchase Price" - Section 3.1
         "Claim" - Section 10.1
         "Closing" - Preamble to Article 11
         "Closing Date" - Preamble to Article 11
         "Confidential Information" - Section 6.2
         "Contracts" - Section 1.1.(f)
         "Disclosure Schedule" - Preamble to Article 4
         "Division" - Recital
         "Escrow Agent" - Section 3.2.(b)
         "Escrow Agreement" - Section 8.7
         "Excluded Assets" - Section 1.2
         "Excluded Intellectual Property" - Section 1.2.(e)
         "Final Agreed Value" - Section 3.2.(i)
         "Final Cash Purchase Price" - Section 3.2.(i)
         "Government Entities" - Section 2.2.(i)
         "Indemnified Party" - Section 10.3.(a)
         "Indemnifying Party" - Section 10.3.(a)
         "Inventory" - Section 1.1.(c)
         "Knowledge"  -  Preamble to Article IV
         "Laws" - Section 2.2.(i)
         "Leased Real Property" - Section 1.1.(a)

         "Liability" - Section 2.1
         "Lien" - Section 4.9.(a)
         "Litigation" - Section 2.2.(d)
         "Orders" - Section 2.2.(i)
         "Personal Property Leases" - Section 1.1.(d)
         "Products" - Section 4.13
         "Purchase Price" - Section 3.1
         "Real Property Lease" - Section 1.1.(a)
         "Records" - Section 6.2
         "Trade Rights" - Section 1.1.(e)
         "Transition Agreement" - Section 8.6

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                        MORRIS ROSENBLOOM & CO., INC.


                                        By:
                                           ------------------------------------
                                        Its:
                                            -----------------------------------

                                        SPORT SUPPLY GROUP, INC.


                                        By:
                                           ------------------------------------
                                        Its:
                                            -----------------------------------



                                        SPORT SUPPLY GROUP INTERNATIONAL
                                        HOLDINGS, INC.


                                        By:
                                           ------------------------------------
                                        Its:
                                            -----------------------------------